UNIVERSAL SECURITY INSTRUMENTS, INC.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on October 10, 2011.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Notice of Annual Meeting of Shareholders, Proxy Statement, 2011 Voting Proxy, 2011 Annual Report and any other Annual Meeting materials are available at http://www.usiannualmeeting.com.

The 2011 Annual Meeting of Shareholders of Universal Security Instruments, Inc. (the “Company”) will be held at the Hilton Pikesville, 1726 Reisterstown Road, Pikesville, Maryland, on Monday, October 10, 2011 at 8:30 a.m., local time, for the following purposes:

1.	To elect two directors to serve until the Annual Meeting of Shareholders to be held in 2013 and until his successor is duly elected and qualified;
2.	To elect one director to serve until the Annual Meeting of Shareholders to be held in 2014 and until his successor is dully elected and qualified;
3.	To approve the Company’s 2011 Non-Qualified Stock Option Plan;
4.	To authorize the Board of Directors to accept the selection of the Audit Committee of an outside auditing firm for the fiscal year ending March 31, 2012.
5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors recommends voting FOR the nominees for Directors, FOR approval of the 2011 Non-Qualified Stock Option Plan, and FOR the selection of auditors.

To vote in person, you must attend the Annual Meeting.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before September 20, 2011 to facilitate timely delivery.

To request a paper copy of these materials for the 2011 Annual Meeting of Shareholders and/or for all future meetings, please do one of the following (you must reference your Shareholder Control Number listed on the label above your name):

•	Call our toll free number 1-800-390-4321, Extension 211.
•	Send your request by e-mail to usiannualmeeting@universalsecurity.com
•	Request a copy at http://www.usiannualmeeting.com.

TO VOTE YOU MUST ACCESS YOUR PROXY MATERIALS AT
http://www.usiannualmeeting.com.
HAVE THIS CARD IN HAND WHEN YOU ACCESS THE WEBSITE.